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                                                                    EXHIBIT 12.2



                      CAPSTAR BROADCASTING PARTNERS, INC.



         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND


                    PREFERRED STOCK DIVIDENDS AND ACCRETION


                              UNAUDITED PRO FORMA



                                                                             THREE MONTHS ENDED
                                                             YEAR ENDED           MARCH 31
                                                            DECEMBER 31,    --------------------
                                                                1996          1996        1997
                                                            ------------    --------    --------
                                                                   (DOLLARS IN THOUSANDS)
Fixed Charges:
  Interest expense........................................    $ 64,889      $ 16,224    $ 16,224
  Implicit interest expense in rent.......................       1,505           376         463
                                                              --------      --------    --------
          Total fixed charges.............................      66,394        16,600      16,687
  Preferred stock dividends and accretion.................      21,210         5,073       5,701
                                                              --------      --------    --------
          Combined fixed charges and preferred stock
            dividends and accretion.......................    $ 87,604      $ 21,673    $ 22,388
                                                              ========      ========    ========
Earnings:
  Earnings before provision for income taxes..............     (26,169)      (12,075)    (13,475)
  Combined fixed charges and preferred stock dividends and
     accretion............................................      87,604        21,673      22,388
                                                              --------      --------    --------
  Earnings, as defined....................................      61,435         9,598       8,913
                                                              ========      ========    ========
Deficiency of earnings to combined fixed charges and
  preferred stock dividends and accretion.................    $ 47,379      $ 17,148    $ 19,176
                                                              ========      ========    ========
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